Exhibit 99.1

News Release

SM ENERGY ANNOUNCES AGREEMENT TO SELL $950 MILLION IN ASSETS

Proceeds to accelerate deleveraging and strengthen balance sheet

DENVER -- Feb. 18, 2026 -- SM Energy Company (NYSE: SM) today announced that it has entered into an agreement to sell certain South Texas assets to Caturus Energy, LLC for a cash purchase price of $950 million (the “Transaction”), subject to customary adjustments.

“This timely asset sale largely accomplishes one of our key priorities of selling more than $1.0 billion in assets, which will enable us to reduce debt and strengthen our capital structure,” said President and CEO Beth McDonald. “We are excited about the impact this divestiture has on our balance sheet and look forward to sharing our updated return-of-capital program when we report earnings next week.”

SM Energy has agreed to sell approximately 61,000 net acres and approximately 260 producing wells in its southern Maverick Basin position in Webb County, Texas, along with related support facilities. Production from these assets is expected to average approximately 37-39 MBoe/d in 2026 (45% liquids, 9% oil) and generate approximately $160 million of asset-level cash flows for the full year, excluding corporate burdens(1). As of December 31, 2025, net proved reserves associated with these properties were approximately 168 MMBoe.

The Transaction is expected to close in the second quarter of 2026 with an effective date of February 1, 2026. SM Energy expects to prioritize debt reduction with the proceeds, reinforcing its commitment to balance sheet strength and financial flexibility.

RBC Capital Markets is serving as exclusive financial advisor to SM Energy and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor to SM Energy.

(1)	Based on $60/bbl WTI oil, $3.50/Mcf HH natural gas, and $24/BBL OPIS Mt. Belvieu NGL

FORWARD LOOKING STATEMENTS

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address events, or developments that SM Energy expects, believes, or anticipates will or may occur in the future are forward-looking statements. The words "anticipate," "believe," "budget," "continue," "could," "effort," "estimate," "expect," "forecast," "goal," "guidance," "identify," "intend," "may," "might," "objective," "opportunity," "outlook," "path," "plan," "potential," "possibly," "predict," "projection," "prospect," "seek," "should," "target," "upside," "will," "would," and other similar words can be used to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements regarding the Transaction, including the estimated timing and final purchase price, the Company’s expectation that the remaining conditions to the closing of the Transaction will be satisfied or waived, the Company’s expectations regarding the application of the proceeds from the Transaction, and the expected production of, and free cash flow to be generated from, the assets being divested. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These include the expected timing and likelihood of completion of the Transaction, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Transaction that could reduce anticipated benefits or cause the parties to abandon the Transaction, the occurrence of any event, change or other circumstances that could give rise to the termination of the purchase and sale agreement, the risk that the parties may not be able to satisfy the conditions to the Transaction in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the Transaction, the risk that any announcements relating to the Transaction could have adverse effects on the market price of SM Energy's common stock or on the ability of SM Energy to retain customers and retain and hire key personnel and maintain relationships with its suppliers and customers and on its operating results and businesses generally, and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond SM Energy's control, including those detailed in SM Energy's annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are available on its website at www.sm-energy.com/investors and on the SEC's website at www.sec.gov. All forward-looking statements are based on assumptions that SM Energy believes to be reasonable but that may not prove to be accurate. Such forward-looking statements are based on assumptions and analyses made by SM Energy in light of its perceptions of current conditions, expected future developments, and other factors that SM Energy believes are appropriate under the circumstances. These statements are subject to a number of known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance and actual events may be materially different from those expressed or implied in the forward-looking statements. The forward-looking statements in this press release speak as of the date of this press release.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and NGLs in the states of Colorado, New Mexico, Texas and Utah. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.

INVESTOR CONTACTS

Patrick Lytle, plytle@sm-energy.com, 303-864-2502

Meghan Dack, mdack@sm-energy.com, 303-837-2426